       As filed with the Securities and Exchange Commission on _____, 2001

                                                   Registration No. ____________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                            U.S. PLASTIC LUMBER CORP.
             (Exact name of Registrant as specified in its charter)


              Nevada                                           87-0404343
 -------------------------------                         ----------------------
 (State or other jurisdiction of                            (I.R.S. employer
  incorporation or organization)                         identification number)

                        2300 W. Glades Road, Suite 400 W
                            Boca Raton, Florida 33431
                             Telephone (561)394-3511
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                Bruce C. Rosetto
                  Vice President, General Counsel and Secretary
                            U.S. Plastic Lumber Corp.
                        2300 W. Glades Road, Suite 400 W
                            Boca Raton, Florida 33431
                             Telephone (561)394-3511
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              Jane K. Storero, Esq.
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 569-5488
                            Facsimile (215) 569-5555

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                               CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                         Proposed           Proposed
                                                                          Maximum            Maximum           Amount of
               Title of Securities                   Amount to be     Offering Price        Aggregate        Registration
                to be Registered                      Registered       Per Share (1)     Offering Price           Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share, issuable
or issued upon conversion of debentures............  5,818,182(1)       $    1.30(2)       $22,700,002(2)       $5,920(5)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share,
issuable upon exercise of warrants.................    675,000(3)       $        (4)         2,887,500(4)       $  756(5)
-------------------------------------------------------------------------------------------------------------------------
Total                                                6,493,182                             $25,587,502          $6,676(5)
-------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers 5,818,182 shares of U.S. Plastic Lumber common stock issuable or issued upon the conversion of debentures owned by Halifax Fund, L.P. of which shares may be offered from time to time.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act 4,000,000 are being registered based upon the high and low sale prices of the common stock of $1.30 on July 2, 2001. 1,818,182 shares were registered on the prior Registration Statement (defined below) and a fee of $4,620 was paid.
(3) This Registration Statement covers 300,000 shares of U.S. Plastic Lumber common stock issuable upon the exercise of warrants owned by Halifax Fund, L.P. of which shares may be offered from time to time. These shares were registered on the prior registration statement (defined below) and a fee of $800 was paid.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Based upon the high and low sales prices of the common stock of $1.30 on July 2, 2001.
(5) Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus, which also relates to the Registration Statement on Form S-3 of U.S. Plastic Lumber Corp., a Nevada corporation ("USPL"), Registration No. 333-32148 (the "Prior Registration Statement"). This Registration Statement also constitutes the first post-effective amendment to the Prior Registration Statement as Post-Effective Amendment No. 1 to the Form S-3 (the "Amendment"). The Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act.

         The aggregate amount of shares of U.S. Plastic Lumber Corp.'s common stock, issuable or issued upon the conversion of the debentures, to be sold and not previously sold under the Prior Registration Statement (1,818,182) shall be carried forward to this Registration Statement. The aggregate amount of shares of U.S. Plastic Lumber Corp.'s common stock, issuable upon the exercise of warrants, to be sold and not previously sold under the Prior Registration Statement (300,000) shall be carried forward to this Registration Statement. The aggregate filing fee for those unsold securities of $5,420 is being entirely offset against the total filing fee due for this Registration Statement of $6,676 and a fee of $1,256 is paid herewith.

         In accordance with Rule 416 under the Securities Act, this prospectus also covers such indeterminate number of additional shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE:

         OF THE SHARES REGISTERED ON THIS REGISTRATION STATEMENT, 2,118,182 SHARES WERE PREVIOUSLY REGISTERED ON A PRIOR REGISTRATION STATEMENT (FILE NO. 333-32148) FILED IN MARCH 2000 (THE "PRIOR REGISTRATION STATEMENT"). PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED HEREIN IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO THE PRIOR REGISTRATION STATEMENT. THE AGGREGATE AMOUNT OF SHARES OF THE COMPANY'S COMMON STOCK, ISSUED OR ISSUABLE UPON THE CONVERSION OF THE DEBENTURES AND WARRANTS TO BE SOLD AND NOT SOLD UNDER THE PRIOR REGISTRATION STATEMENT ARE CARRIED FORWARD TO THIS REGISTRATION STATEMENT.

--------------------------------------------------------------------------------
The Information in this prospectus is not complete and may be changed. we may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED _______, 2001

                                   PROSPECTUS

                            U.S. PLASTIC LUMBER CORP.

                                  6,493,182(1)
                             SHARES OF COMMON STOCK

         Halifax Fund, L.P. is using this prospectus to offer and sell up to 6,493,182 shares of U.S. Plastic Lumber Corp. common stock. 5,818,182 of the shares of common stock being sold by Halifax Fund, L.P. are issuable or were issued upon the conversion of the 5% convertible debentures which were issued to Halifax Fund, L.P. on February 2, 2000. 675,000 of the shares of common stock being sold by Halifax Fund, L.P. are issuable upon exercise of warrants which were granted to Halifax Fund, L.P. on February 2, 2000 and June 15, 2001, respectively. U.S. Plastic Lumber may receive proceeds upon exercise of the warrants; however, U.S. Plastic Lumber will not receive any proceeds from the sale of its common stock by Halifax Fund, L.P.


         PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         Halifax Fund, L.P. may sell their U.S. Plastic Lumber common stock in one or more transactions on the Nasdaq Stock Market at market prices prevailing at the time of sale or in private transactions at negotiated prices or via any other method permitted under this Prospectus or the "Plan of Distribution".

U.S. Plastic Lumber's common stock is traded on the Nasdaq National Market under the symbol "USPL." On July 3, 2001, the last reported sale price for our common stock as reported on the Nasdaq National Market was $1.26 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this prospectus is ___, 2001.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary..........................................................1
Risk Factors................................................................2
Forward Looking Statements.................................................11
Where You Can Find More Information........................................11
Use of Proceeds............................................................12
Selling Shareholder........................................................12
Plan of Distribution.......................................................13
Legal Matters..............................................................15

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. U.S. PLASTIC LUMBER HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. HALIFAX FUND, L.P. WILL NOT MAKE AN OFFER OF THEIR SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

         This summary highlights information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

         We are engaged in the manufacturing of recycled plastic lumber and other products and environmental remediation services, including recycling of soils which have been exposed to hydrocarbons and the beneficial reuse of dredge materials. Our plastic lumber customers are located throughout the United States. Our environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States. We are the largest manufacturer of plastic lumber in the United States. Our current business strategy is to build our existing lines of business through internal growth. As used in this prospectus, the terms "we", "us", "our" and "U.S. Plastic Lumber" mean U.S. Plastic Lumber Corp. and its subsidiaries.

         We are a Nevada corporation originally incorporated in 1992. Our principal executive offices are located at 2300 Glades Road, Suite 440W, Boca Raton, Florida 33431 and our telephone number is (561) 394-3511.

                                  THE OFFERING


Securities offered by the selling shareholder................         6,493,182 shares of our common stock(1)

Offering Price...............................................         Determined at the time of sale by the selling
                                                                      shareholder.

Use of Proceeds..............................................         We will not receive any proceeds from sales by
                                                                      the selling shareholder, except we may receive
                                                                      funds upon the exercise of the warrants.

Risk Factors.................................................         The common stock offered by the selling
                                                                      shareholder involves a high degree of risk and
                                                                      immediate substantial dilution and should not be
                                                                      purchased if you cannot afford the loss of your
                                                                      entire investment. Before purchasing any
                                                                      securities offered, you should review carefully
                                                                      and consider all information contained in this
                                                                      prospectus, particularly the items set forth
                                                                      under "Risk Factors."



--------

(1) Includes 2,118,182 shares previously registered on a registration statement filed in March 2000 (File No. 333-32148)

                                  RISK FACTORS

IN CONSIDERING WHETHER TO ACQUIRE OUR COMMON STOCK, YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH THE OWNERSHIP OF OUR COMMON STOCK. THESE RISKS ARE DESCRIBED IN DETAIL BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION," BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

IF WE DO NOT COMPLY WITH THE COVENANTS CONTAINED WITHIN OUR DEBT AGREEMENTS IN 2001, OR IF ADEQUATE FUNDS ARE NOT AVAILABLE TO FINANCE OUR OPERATIONS AND RETIRE OUR DEBT OBLIGATIONS AS THEY BECOME DUE, WE MAY BE REQUIRED TO SIGNIFICANTLY CURTAIL OUR OPERATIONS AND OUR ABILITY TO CONTINUE AS A GOING CONCERN WOULD BE IMPAIRED.

         Our liquidity and ability to meet our financial obligations in 2001 will be dependent on, among other things, our ability to maintain compliance with our debt covenants and obtain the proceeds from the sale of our common stock under the common stock purchase agreement or a similar source of equity. We are highly leveraged, and during 2000 and the first quarter of 2001, we suffered significant losses from operations, primarily resulting from the significant expenses incurred in our plastic lumber division related to the expansion of our manufacturing facilities, the inefficiencies in the production of certain products, increases in raw material costs and product returns from certain key customers. Our accumulated deficit totaled $17,110,963 as of March 31, 2001. Since our inception, we financed our operations through a number of stock and debt issuances and conversions. During 2000, our primary sources of working capital have been the net proceeds from sales of our preferred stock, proceeds from our senior credit facility and the issuance of convertible debentures and direct sales of our products and services to our customers. We were not in compliance with certain covenant requirements of our Senior Credit Facility and our Master Credit Facility as of December 31, 2000. We received waivers for these covenant violations as of December 31, 2000 and entered into amendments to the Senior Credit Facility and Master Credit Facility. We are in compliance with the covenant requirements of the Senior Credit Facility and Master Credit Facility as of May 31, 2001.

         Our material financial commitments relate principally to our working capital requirements and obligations to make term loan payments on our senior credit facility of currently $1,250,000 per quarter and increasing to $2,500,000 in September 2001, monthly interest payments on the senior credit facility, lease payments pursuant to certain real property and equipment leases of approximately $324,000 per month, installment payments for manufacturing equipment of approximately $244,000 per month, interest payments on our subordinated convertible debentures of approximately $206,000 quarterly, and dividends on our Series D and Series E convertible preferred stock, approximately $230,000 quarterly.

         In addition, we will be required to refinance or repay our senior credit facility on or before April 2, 2002. As of March 31, 2001, the outstanding balance on this senior credit facility was $42,400,000. We currently do not have the financial resources to retire this debt obligations in 2002. We are currently exploring the need to obtain new debt or equity capital or sell certain assets to meet this requirement.

         The terms of the Senior Credit Facility also require us to raise $6.5 million of equity, in increments of $500,000 per month commencing in January and March 2001 and $500,000 per month thereafter until an aggregate of $6.5 million has been raised. In May 2001, we received a waiver from our senior lenders for not raising $500,000 of equity in April 2001, which extended the due date for meeting the April and May 2001 equity requirements until June 15, 2001. On June 15, 2001, we issued $4.0 million of convertible debentures which satisfied the equity requirements for April and May 2001, as well as prospectively through November 30, 2001. As of June 15, 2001, we have raised $5.0 million of the $6.5 million we are required to raise under the terms of the Senior Credit Facility. We also entered into an Amended and Restated Common Stock Purchase Agreement with Fusion Capital Fund II, LLC in which Fusion Capital has agreed to purchase $6.0 million of our common stock, subject to increase at our discretion by an additional $6.0 million. There can be no sales completed under this agreement until the SEC declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. As a result, there can be no assurance that we will be able to obtain all of the additional funding.

         At December 31, 2000, we were not in compliance with the minimum tangible net worth covenant contained in the GE Capital Equipment Term Loan referred to as the GE Loan in this document. On March 30, 2001, we entered into an amendment to the GE Loan pursuant to which GE Capital agreed to waive the tangible net worth covenant for the fourth quarter of 2000 and amended the covenant for each quarter of 2001. Additionally, we will be required to accelerate a portion of the principal payments on the GE Loan and will be required to refinance or repay a portion of the GE Loan upon the refinancing or repayment of the senior credit facility. As of May 31, 2001, we are in compliance with the GE Loan.

         Certain of our debt instruments contain covenants establishing certain financial operating restrictions. Our failure to comply with any covenant or material obligation contained in these agreements, absent a waiver from the lenders, would result in an event of default which could accelerate debt repayment terms under the debt agreements. Due to various cross default provisions contained within certain of our credit agreements an event of default under certain of our debt agreements could accelerate debt repayment terms under certain other credit agreements, all of which could negatively impact our liquidity and capital resources.

         Capital requirements relating to the implementation of our business plan have been and will continue to be significant. We believe that our ability to generate cash from operations is dependent upon, among other things, increased demand for our products and services and the successful development of direct marketing, expanded manufacturing capabilities and product distribution capabilities. There can be no assurance that we will have sufficient capital resources to permit us to continue implementation of our business plan. As a result of these funding needs, we will need to seek external debt and/or equity financing. To the extent we determine to issue a new series of preferred stock which is senior in right of preference to the outstanding shares of preferred stock, shareholder approval would be required from each series of outstanding preferred stock voting as a separate class. Adequate funds on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing shareholders.

         If we do not comply with the covenants contained within our debt agreements in 2001, or if adequate funds are not available to finance our operations and retire our debt obligations as they become due, we may be required to significantly curtail our operations and our ability to continue as a going concern would be impaired.

WE HAVE A HISTORY OF LOSSES AND IF WE ARE NOT ABLE TO ACHIEVE AND MAINTAIN PROFITABILITY, THE MARKET PRICE OF OUR COMMON STOCK COULD DECREASE.

         We incurred operating losses during much of our history. We reported a large loss in the third quarter of 2000 in our plastic lumber division in excess of $4.0 million which resulted in a default on our senior credit facility. We negotiated a waiver and amendment to our senior credit facility with our senior lenders dated November 13, 2000. We also reported a large operating loss for the fourth quarter of 2000 of $5.1 million and for the fiscal year 2000 of $2.6 million, excluding a restructuring charge of $3.2 million. As a result of these losses, we defaulted on certain financial covenants contained in the Waiver and First Amendment to the Credit Agreement that we entered into with our senior lenders. We have, however, negotiated a Waiver and Second Amendment to our senior credit facility restoring us to compliance with the senior credit facility. At December 31, 2000, we were not in compliance with the minimum tangible net worth covenant contained in the GE Loan. On March 30, 2001, we entered into an amendment on the GE Loan pursuant to which GE Capital agreed to waive the tangible net worth covenant for the fourth quarter of 2000 and amended the covenant for each quarter of 2001. We incurred an operating loss of $3,115,136 in the first quarter of 2001. If we are not able to restore our profitability, which will depend largely on our ability to substantially increase sales, reduce fixed operating costs, and limit the growth of overhead and direct expenses, the market price of our common stock could decrease and our business and operations could be negatively impacted. See "-- If we do not comply with the covenants contained within our debt agreements in 2001, or if adequate funds are not available to finance our operations and retire our debt obligations as they become due, we may be required to significantly curtail our operations and our ability to continue as a going concern would be impaired" for further information on our default on our credit facility.

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET, WE COULD LOSE SOME MARKET MAKERS AND ANALYST COVERAGE AND THE MARKET PRICE FOR SHARES OF OUR COMMON STOCK COULD DECREASE.

         In order to maintain the listing of our common stock on the NASDAQ National Market, we are required to meet certain maintenance standards including the receipt of shareholder approval in connection with the issuance of more than 20% of our outstanding common stock and the maintenance of a minimum bid price of $1.00. For example, recently, on certain dates, the bid price of our common stock fell below $1.00. To the extent the bid price of our common stock is below $1.00 for 30 consecutive trading days or we fail to comply with any other requirements for continued listing, the NASDAQ could delist our common stock from trading on the NASDAQ Stock Market. If we are delisted, we would likely lose some of the market makers making a market in our stock, as well as coverage by our existing analysts. Further, our efforts to seek new analyst coverage would be significantly impaired and the market price for shares of our common stock could decrease.

WE REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR WORKING CAPITAL NEEDS. OUR LIMITED ACCESS TO CAPITAL COULD RESULT IN OUR INABILITY TO OBTAIN FINANCING IN ADEQUATE AMOUNTS AND ON ACCEPTABLE TERMS NECESSARY TO OPERATE OUR BUSINESS WHICH COULD NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND LIQUIDITY.

         We require additional capital to finance our working capital needs. We have limited access to capital and there is no assurance that we will be able to obtain the capital necessary and appropriate to operate our business. We will require additional capital in order to:

         o        manufacture, market, and sell our products;
         o        develop new products;
         o        manufacture, market, and sell our new product line;
         o        consolidate our existing operations;
         o        implement our plan of operations;
         o        to fund other working capital needs; and
         o        capital expenditures.

         While we currently have limited lines of credit available, we cannot be sure that these lines of credit or other financing will be available to us in the future or that it will be available in the amounts we require or on terms acceptable to us. In addition, we only have the right to receive $500,000 per month under the common stock purchase agreement with Fusion Capital, unless our stock price equals or exceeds $3.50 per share. There can be no sales completed under the Fusion Capital common stock purchase agreement until the SEC declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. Even if we access all $6.0 million under the common stock purchase agreement with Fusion Capital, as well as the additional $6.0 million, which we have the option to sell under our agreement with Fusion Capital, we may still need additional capital to fully implement our business operating and development plans. Our failure to obtain financing in adequate amounts and on acceptable terms could negatively impact on our business, financial condition and liquidity.

SINCE OUR PLASTIC LUMBER PRODUCTS ARE FAIRLY NEW AND CARRY LONG WARRANTIES, AS MUCH AS 50 YEARS ON SOME PRODUCTS, WE DO NOT HAVE A SUFFICIENT HISTORICAL TRACK RECORD TO DETERMINE THE FUTURE LIABILITY THAT MAY RESULT FROM OFFERING EXTENDED WARRANTIES OR FROM PRODUCT LIABILITY MATTERS.

         Our plastic lumber products are fairly new and have not been on the market for long periods of time and may be used in applications that we may have no knowledge of or limited experience in. Our plastic lumber products are used in applications that we have little or no historical track record to measure our potential liability as it relates to product warranty or product liability issues. Although we have established an accounting reserve that we believe is sufficient to handle product warranty or liability issues based upon our historical experiences to date, given our minimum historical experience, there can be no assurances that our current reserve will be sufficient. If our products fail to perform over the extended warranty periods, which for some products is as long as 50 years, we may not have the ability to adequately protect ourselves against this potential liability which can negatively impact on our business.

IF WE ARE UNABLE TO ATTRACT AND KEEP EMPLOYEES WITH THE REQUISITE LEVELS OF EXPERTISE, IT COULD NEGATIVELY IMPACT OUR ABILITY TO CONDUCT BUSINESS.

         Our business requires a significant amount of expertise in a wide variety of functions. We cannot assure you that we will be able to maintain employees with the requisite levels of expertise or that we will be able to attract and keep these employees in the future. Our failure to attract and keep employees with the requisite levels of expertise could negatively impact our ability to conduct business.

SEVERAL OF OUR DIRECTORS, OFFICERS, AND EMPLOYEES ARE AFFILIATED WITH ENTITIES WHICH ARE SIGNIFICANT SHAREHOLDERS OF OURS, WHICH COULD RESULT IN A CONFLICT OF INTEREST.

         Several of our directors, officers, and employees are affiliated, through ownership or otherwise, with the Stout Partnership and Schultes, Inc., each of which is a significant shareholder. When our directors who are affiliated with these entities are faced with decisions where we have interests adverse to those entities, a conflict of interest could arise. Since a majority of our directors are affiliated with those entities, agreements related to monies provided by those entities were not the result of arm's-length negotiations. We have attempted to have these agreements be as similar to those negotiated by us with third parties, however, these agreements may include terms and conditions that may be more or less favorable to us than terms contained in similar agreements negotiated with third parties.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY, OUR BUSINESS MAY SUFFER.

         The success of our growth strategy depends on our ability to continue to increase profit margins through:

         o        consolidation of plants and operations;
         o        reduced costs of operations;
         o        increased consumer acceptance of alternative wood products;
         o        an increased distribution network;
         o        increased sales; and
         o        ability to finance growth.

         Our ability to implement this strategy will depend in large part on whether we are able to:

         o obtain adequate financing on favorable terms to fund this growth strategy;
         o        develop and expand our customer base;
         o        hire, train, and retain skilled employees;
         o strengthen brand identity and successfully implement our marketing campaigns;
         o        continue to expand in the face of increasing competition;
         o continue to negotiate our supply contracts and sales agreements on terms that increase or maintain our current profit margins; and
         o create sufficient demand for plastic lumber and other products.

         Our inability to implement any or all of these strategies could result in a reduction in our earnings and profits.

AS A RESULT OF OUR ACQUISITION OR LEASE OF REAL ESTATE, WE MAY BECOME LIABLE FOR THE REMEDIATION AND/OR REMOVAL OF HAZARDOUS OR TOXIC SUBSTANCES FROM THAT REAL ESTATE.

         From time to time, we acquire or lease storage facilities or other properties in connection with the operation of our business. Under various U.S. federal, state, or local environmental laws, ordinances, and regulations, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at property we acquire or lease. We could also be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred by those parties in connection with any contamination. The costs of investigation, remediation, or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate the property, may adversely affect our ability to sell or rent the property or to borrow using the property as collateral. In addition, we could be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from these properties.

THE SEASONAL NATURE OF OUR BUSINESS COULD HURT OUR REVENUES AND EARNINGS.

         Our business is seasonal in nature. Historically, we have generated a substantial portion of our revenues and profits during the second and third quarters of our fiscal year. If for any reason our revenues fall below those normally expected during the second and third quarters of our fiscal year, our revenues and earnings could be adversely affected.

SOME OF OUR BUSINESSES OPERATE IN RELATIVELY NEW INDUSTRIES WHICH PROSPECTIVE CUSTOMERS MAY RESIST WHICH COULD RESULT IN DECREASED REVENUES.

         The reclamation and recycling of plastic and the manufacture of plastic lumber for use in construction, and other composite materials containing recycled plastics, are relatively new industries. A general reluctance exists in the construction industry to use new materials before they have been extensively tested, particularly in certain segments that have exacting performance standards for component materials. In the case of our recycled plastic lumber and composite materials in particular, this testing may be extensive for each prospective customer and may require substantial additional time and resources. In addition, we may experience resistance from prospective customers who are accustomed to more conventional, non-artificial wood materials. Moreover, we may not have sufficient financial and other resources to undertake extensive marketing and advertising activities or to afford the cost of the necessary marketing and sales personnel when it becomes appropriate to broaden our marketing efforts.

IF WE ARE NOT ABLE TO OBTAIN OUR RAW MATERIALS AT COMMERCIALLY REASONABLE TERMS, OUR REVENUES AND EARNINGS MAY BE REDUCED.

         The availability of low-cost raw materials, namely post-consumer and industrial plastic waste products, is a material factor in our costs of operations. Historically, suppliers have provided adequate quantities of these raw materials at favorable costs, although in 2000, we experienced significant cost increases relative to increases in energy related prices which caused our raw material costs to increase substantially. We believe that our current sources of raw materials will continue to be available on commercially reasonable terms. However, unavailability, scarcity, or increased cost of these raw materials could continue to affect our profitability. We purchase most of our raw materials through generators of post-consumer and industrial recycled plastic materials. We do not rely on contractual arrangements with our raw materials suppliers and we have no long-term supply contracts. Disruption of our supply sources could reduce our revenues and earnings.

IF WE ARE UNABLE TO DEVELOP NEW TECHNOLOGIES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND OUR BUSINESS COULD SUFFER.

         Our products and services involve newly developing technologies and we cannot be sure that we will be able to compete effectively in developing and marketing new products and services or in developing or maintaining the know-how, technology, and patents to compete effectively. There is a general lack of public awareness of these newly developing products and services generally, or as alternatives to more traditional and well established products. To compete effectively, we must increase public knowledge and acceptance of our products and services and develop and maintain certain levels of know-how and technical expertise. Our failure to develop new technologies could have an adverse effect on our ability to compete and our business could suffer.

A LACK OF UNIFORM STANDARDS EXISTS IN THE PLASTIC LUMBER INDUSTRY IN WHICH WE OPERATE THAT COULD RESTRICT THE GROWTH OF PLASTIC LUMBER PRODUCTS AND LIMIT THE MARKET FOR THESE PRODUCTS, WHICH COULD RESULT IN DECREASED REVENUES.

         The American Society for Testing and Materials and other industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with the standards relative to the proposed applications. Since uniform, recognized standards or methods have only recently been established for measuring the characteristics of plastic lumber, potential users may not be aware of this method of judging whether or not plastic lumber may be suitable for their particular requirements, without being informed of these standards by the plastic lumber supplier or otherwise becoming aware of them. The fact that these standards are not well known for plastic lumber may limit the market potential for our building materials and make potential purchasers of these building materials reluctant to use them. The Plastic Lumber Trade Association, of which we are a member, is pursuing increased public awareness of these standards, but we cannot be sure that public awareness will successfully be increased or that increased awareness will increase the market for our products.

SINCE THE INDUSTRIES IN WHICH WE OPERATE ARE SUBJECT TO EXTENSIVE REGULATION, THE COST OF COMPLYING WITH THOSE REGULATIONS, OR THE LIABILITY FOR NOT COMPLYING, COULD BECOME SUBSTANTIAL WHICH COULD REDUCE OUR REVENUES.

         Our businesses are subject to extensive laws and regulations designed to protect the environment from toxic wastes and hazardous substances or emissions and to provide a safe workplace for employees. Under current federal regulations, the Resource Conservation & Recovery Act, and Comprehensive Environmental Responsibility, Compensation, and Liability Act, the generator of toxic or hazardous waste is financially and legally responsible for that waste forever, and strictly liable for the clean up and disposal costs. In particular, the business of treating or otherwise handling toxic or hazardous waste materials is fraught with potential liability to handlers if the handling and tracking of wastes is not completed properly. We believe we are either in material compliance with all currently applicable laws and regulations or that we are operating in accordance with appropriate variances or similar arrangements, but we cannot be sure that we will always be deemed in compliance, nor can we be sure that compliance with current laws and regulations will not require significant capital expenditures that could have a material adverse effect on our operations. These laws and regulations are subject to change and could become more stringent in the future. Although state and federal legislation currently provide for certain procurement preferences for recycled materials, the preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. The guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by those guidelines may be incompatible with our manufacturing capabilities. It may be necessary to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable environmental, zoning, health, and safety regulations and as to which there may not be adequate insurance coverage. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

IF WE ARE NOT ABLE TO MAINTAIN OUR PERMITS AND LICENSES NECESSARY TO CONDUCT OUR BUSINESS, OUR REVENUES COULD BE REDUCED.

         Our business, especially our environmental recycling operation, depends on our maintaining permits and licenses from many different federal, state, and local agencies. We cannot assure you that we will be able to maintain our permits and licenses in the future or that we will be able to modify our permits and licenses, if necessary, to be able to compete effectively. If we are not successful in maintaining the permits and licenses necessary to conduct our business, our revenues could be reduced.

SINCE WE RELY SIGNIFICANTLY ON OUR TRADE SECRETS, OUR INABILITY TO PROTECT THESE TRADE SECRETS COULD RESULT IN REDUCED REVENUES.

         Our businesses involve many proprietary trade secrets, including certain methods, processes, and equipment designs for which we have not sought patent protection. Although we have taken measures to safeguard our trade secrets by limiting access to manufacturing and processing facilities and requiring confidentiality and nondisclosure agreements with third parties, we cannot assure you that our trade secrets will not be disclosed or that others will not independently develop comparable or superior technology. Rather than rely on patent protection, we have generally chosen to rely on the unique and proprietary nature of our processes. We have obtained exclusive worldwide licensing rights with respect to patent technology related to railroad crossties and the process to manufacture them, but we cannot assure you that we will be able to maintain those rights for any specific length of time. We also purchased patents to manufacture structural lumber.

         To the extent that we do have patents on some of our technology we can not assure you that our patents will adequately protect us from similar technology being developed with different formulations or from use in countries in which we do not have patent protection. We will seek protection against known infringement cases against our patents, but we cannot assure you that our efforts will be successful.

IF WE ARE NOT ABLE TO SUCCESSFULLY OBTAIN BID WORK AT SUITABLE PROFITABLE MARGINS, OUR REVENUES WILL DECREASE.

         Our environmental recycling operation consists of certain subsidiaries which are highly reliant upon contract bidding as a significant source of revenues. We cannot assure you that we will be successful in obtaining bid work in the future or that if we do obtain bid work that it will be at suitable profitable margins. Our failure to successfully obtain bid work at suitable profitable margins may result in a decrease in revenues.

THE OCCURRENCE OF AN EVENT NOT FULLY COVERED BY INSURANCE COULD REDUCE OUR REVENUES.

         Our business could be disrupted by a variety of occurrences, including:

         o        fires, explosions, or blow outs;
         o        environmental hazards;
         o        hurricanes, floods, fires, or other acts of God; or
         o        product liability occurrences.

         Any of these occurrences could result in substantial losses due to:

         o        injury;
         o        loss of life;
         o        severe damage;
         o        clean-up responsibilities;
         o        regulatory investigation; or
         o        penalties and suspension of operations.

         We maintain insurance coverage against some, but not all, potential risks. However, we cannot assure you that our insurance will:

         o        be adequate to cover all losses or exposure for liability;
         o continue to be available at premium levels that justify its purchase; or
         o        continue to be available at all.

         If an event occurs which is not fully covered by insurance, our revenues could be reduced.

A SUBSTANTIAL INCREASE IN INTEREST RATES COULD INCREASE OUR COST OF FUNDS AND REDUCE OUR REVENUES.

         A substantial portion of our outstanding indebtedness is at floating interest rates. As a result, a substantial increase in interest rates could increase our cost of borrowed money, which could reduce our revenues.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY IN THE INDUSTRIES IN WHICH WE OPERATE WHICH WOULD REDUCE OUR REVENUES.

         All of our businesses operate in highly competitive industries. Our recycled plastic lumber business faces competition from other producers of recycled plastic lumber as well as producers of vinyl and aluminum decking, and traditional wood, especially pressured treated wood. We compete against other makers of recycled plastic principally upon the basis of price and quality, as well as the immediate availability of the product, and compete against other products such as pressure treated lumber by emphasizing the superior suitability characteristics of plastic lumber for certain applications, as well as appealing to the environmental consciousness of consumers. Our environmental recycling operations face competition from several large competitors that provide similar services throughout the northeast and midatlantic states. The resources of these competitors, financial or otherwise, are such that it is very difficult for us to effectively compete. In some instances, our competitors have more revenues, market share, better name recognition and capital available which could make it difficult for us to compete. In addition, the environmental industry is changing as a result of rapid consolidation and our future success may be affected by those changes. Our failure to compete successfully in either the plastic lumber or the environmental industry could have a material adverse effect on our revenues.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS NECESSARY TO GROW OUR BUSINESS IN NEW STOCK OFFERINGS.

         There were 37,244,011 shares of our common stock outstanding as of June 15, 2001. In addition, we intend to continue to issue common stock in connection with financings or in other transactions. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.

IF WE ARE NOT SUCCESSFUL IN RETAINING KEY PERSONNEL, THIS COULD DISRUPT OUR OPERATIONS AND RESULT IN REDUCED REVENUES.

         We believe that our success is dependent to a significant extent upon the continued employment of certain key executive officers. The loss of services of Mark S. Alsentzer, our Chief Executive Officer, John W. Poling, our Chief Financial Officer, Bruce C. Rosetto, our Vice President and General Counsel, or Michael D. Schmidt, our Vice President and Controller, for any reason could disrupt our operations and result in reduced revenues.

ANTI-TAKEOVER PROVISIONS MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND COULD REDUCE THE AMOUNT THAT SHAREHOLDERS MIGHT RECEIVE IF WE ARE SOLD.

         "Anti-takeover" provisions contained in Nevada law and in our articles of incorporation, bylaws, and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to shareholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. These anti-takeover provisions include the following:

         o Our articles of incorporation give our board of directors the authority to issue shares of preferred stock without shareholder approval. Any preferred stock could have rights, preferences, and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

         o Our articles of incorporation and bylaws provide for staggered terms for the members of the board of directors, with each board member serving a staggered four year term.

         o Options to purchase our common stock will immediately become exercisable upon a change in control.

EVEN IF OUR STOCK PRICE DECREASES, WE MAY ELECT TO CAUSE PURCHASES OF OUR COMMON STOCK TO BE MADE UNDER THE FUSION CAPITAL COMMON STOCK PURCHASE AGREEMENT, OR OTHERWISE SELL SHARES TO OTHERS CAUSING MORE SHARES TO BE OUTSTANDING AND RESULTING IN SUBSTANTIAL DILUTION.

         The purchase price for the common stock to be issued to Fusion Capital under the common stock purchase agreement will fluctuate based on the closing price of our common stock. The sale of a substantial number of shares of our common stock, or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate. The Fusion Capital sales or sales by others can result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the trading price of our common stock is lower than the current trading price of our stock at the time Fusion Capital purchases shares of our common stock under the common stock purchase agreement, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital. Although we have the right to block Fusion Capital's purchases under the common stock purchase agreement, we may still elect to require Fusion Capital's purchase of shares under the common stock purchase agreement. We can require Fusion Capital to purchase additional shares if our trading price is at least $3.50. In the event that we decide to issue a number of shares that represents greater than 20% of our outstanding shares of common stock, we would first seek shareholder approval. The purchase under the common stock purchase agreement of a significant percentage of our outstanding stock may result in substantial dilution to the ownership interests of other holders of our common stock.

THE COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL OR SALES OF A SUBSTANTIAL AMOUNT OF SECURITIES BY OTHERS COULD LEAD TO DOWNWARD PRESSURE ON OUR STOCK PRICE.

         Either actual dilution caused by sales of our common stock to Fusion Capital or the perception of such dilution by holders of our common stock could cause holders to elect to sell the shares of common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that sales of our common stock to Fusion Capital may lead to downward pressure on the trading price of our common stock could provide an incentive for selling our common stock which could also adversely affect the trading price of our common stock. See "-- If our common stock is delisted from the NASDAQ National Market, we could lose some market makers and analyst coverage and the market price for shares of our common stock could decrease."

THE SALE OF THE SHARES REGISTERED IN THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

         All shares registered in this offering will be freely tradable. The sale by the selling shareholder of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus may contain "forward-looking statements". Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to the risks which are described in detail under "Risk Factors" and elsewhere in this prospectus. When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC's regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also inspect our SEC filings and other information concerning U.S. Plastic Lumber Corp. at the offices the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006-1500.

         We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of U.S. Plastic Lumber. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

         The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

         THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT U.S. PLASTIC LUMBER THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. COPIES OF ANY OF THAT INFORMATION ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR THOSE DOCUMENTS SHOULD BE DIRECTED TO THE SECRETARY, U.S. PLASTIC LUMBER CORP., 2300 GLADES ROAD, SUITE 440W, BOCA RATON, FLORIDA 33431, AND TELEPHONE REQUESTS MAY BE DIRECTED TO THE SECRETARY AT (561) 394-3511.

         We incorporate by reference the documents listed below which we previously filed with the SEC:

          SEC Filing                                     Period or Date
          ----------                                     --------------

Annual Report on Form 10-K                             December 31, 2000
Annual Report on Form 10-K/A                           December 31, 2000
Definitive Proxy Statement on Schedule 14A               April 24, 2001
Quarterly Report on Form 10-Q                            March 31, 2001
Current Report on Form 8-K                              January 10, 2001
Current Report on Form 8-K                               June 15, 2001

         All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

                                 USE OF PROCEEDS

         We may receive proceeds upon Halifax Fund, L.P.'s exercise of its warrants to purchase our common stock. The proceeds received by us on the exercise of the warrants will be used for general working capital purposes. All net proceeds from the sale of U.S. Plastic Lumber common stock will go to Halifax Fund, L.P. U.S. Plastic Lumber will not receive any proceeds from the sale of the common stock sold by Halifax Fund, L.P., except we may receive funds from the exercise of warrants.

                               SELLING SHAREHOLDER

         The following table provides certain information as of the date of this prospectus regarding Halifax Fund, L.P.'s beneficial ownership of our common stock prior to and after the sale of the shares offered under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon conversion of debentures or the exercise of warrants which are currently exercisable or which become exercisable within sixty days of the date of this prospectus are deemed to be beneficially owned by the debenture or warrant holder.

         5,818,182 of the shares being offered by Halifax Fund, L.P. are issuable upon the conversion of $7,500,000 aggregate principal amount of subordinated debentures which were issued to Halifax Fund, L.P. on February 2, 2000. As of June 30, 2001, the Halifax Fund, L.P. has already converted the sum of $2,215,295.49 leaving the aggregate principal amount remaining on the $7,500,000 debenture as $5,284,704.51. The aggregate amount of shares of the Company's common stock, issued or issuable upon the conversion of the debentures and warrants to be sold and not sold under the prior registration statement are carried forward to this registration statement. According to the terms of the debentures, the debentures are convertible into common stock at the lower of $9.6525 per share or the lowest trading price during the four trading days preceding the conversion date, but not to be lower than zero. In connection with Halifax Fund, L.P.'s purchase of our convertible debentures we entered into a registration rights agreement which requires us to register two times the sum of the number of shares of common stock which are then issuable upon conversion of the debentures. Notwithstanding the foregoing, the Halifax Fund and the Company have agreed to register only 4,000,000 shares under this registration statement. For purposes of this calculation and for determining the amount of securities to be registered in connection with the conversion of the debentures, we assumed a conversion price of $1.32.

         675,000 of the shares being offered by Halifax Fund, L.P. are issuable upon exercise of warrants which were granted to Halifax Fund, L.P. in connection with Halifax Fund, L.P.'s purchase of our convertible debentures. On February 2, 2000 Halifax Fund, L.P. was issued a warrant to purchase 200,000 shares of our common stock, subject to adjustment, at an exercise price of $10.09125 per share, subject to adjustment. On June 15, 2001, Halifax was issued a warrant to purchase 250,000 shares, at an exercise price of $2.00 per share, subject to adjustment. The warrant dated June 15, 2001 generally provides for a weighted average reduction of the initial warrant purchase price of $2.00 per share whenever we sell common stock or other securities convertible into common stock at a price less than fair market value or the then effective warrant purchase price. In addition, concurrent with the price reduction, the warrant increases the number of shares purchasable by Halifax proportionately with the reduction in purchase price.

         In addition, the warrants provide Halifax Fund, L.P. a cashless exercise option, as Halifax Fund, L.P. can authorize us to withhold from issuance a number of shares of common stock issuable upon the exercise of their warrant which when multiplied by the exercise price would equal the aggregate exercise price for the shares to be delivered to Halifax Fund, L.P. Unless Halifax Fund, L.P. utilizes the cashless exercise option, upon exercise of each of the warrants, we will receive $10.09125 per share, as adjusted, of common stock. The registration rights agreement requires us to register one and one-half times the number of shares issuable upon the exercise of the warrants.

         There are certain limitations on the ability of Halifax Fund, L.P. to convert the debentures or exercise the warrants. One such limitation provides that Halifax Fund, L.P. cannot convert the debentures or exercise the warrants to the extent that such conversion and/or exercise would cause the number of shares of common stock beneficially owned by it and its affiliates (other than shares deemed beneficially owned through ownership of unconverted debentures and unexercised warrants) to exceed 9.9% (subject to adjustment) of the then issued and outstanding shares of common stock following such conversion and/or exercise. As a result of this limitation on conversion as well as the fact that the number of shares listed opposite the name of Halifax Fund, L.P. represent amounts in excess of the number of shares into which the convertible debentures are currently convertible and the warrants are exercisable as described below, the number of shares listed opposite the name of Halifax Fund, L.P. do not represent the number of shares of common stock beneficially owned by such person.

                                                                                                            Percentage of
                                        # of Shares Owned     # of Shares Being     # of Shares Owned        Shares Owned
Selling Shareholder                   Prior to the Offering    Offered for Sale     After the Offering     After the Offering
-------------------                   ---------------------   -----------------     ------------------     ------------------
Halifax Fund, L.P.                              (1)                6,493,182            3,687,157(1)               9.9%


(1) As reported in a Schedule 13G dated March 8, 2001, filed by Halifax Fund, L.P. ("Halifax") and its investment advisor, the Palladin Group, L.P. ("Palladin"). Halifax and Palladin reported shared voting and dispositive power with respect to 9.9% of our shares (3,687,157 shares as of June 30, 2001) and disclaimed beneficial ownership with respect to the remaining shares as a result of an ownership limitation contained in certain agreements entered into between us and Halifax and Palladin which restricts the number of shares of our common stock into which such entities may convert the 5% Convertible Debentures (which are convertible into 5,581,396 shares of common stock of which 1,944,942 have been converted as of the date of this prospectus), warrants (which are exercisable for 200,000 shares of common stock) and Series D Convertible Preferred Stock (which are convertible into 285,714 shares of common stock) to 9.9% of our outstanding common stock or 3,687,157. Subsequent to the date of this Schedule 13G, Halifax converted a portion of the 5% Convertible Debenture into 1,944,942 shares of common stock and acquired a warrant (convertible into 250,000 shares of common stock) and a 18% Convertible Debenture (convertible into a number of shares obtained by dividing the aggregate outstanding principal amount of the debenture by the average of the lowest trading prices of our common stock on the NASDAQ Stock Market during the 22 trading days immediately prior to the conversion date). Yarmouth Investments, Ltd. ("Yarmouth"), is the sole general partner of Halifax. Palladin Capital Management, LLC ("PCM") is the sole general partner of Palladin. Yarmouth and PCM are controlled by Jeffrey Devers.

         In connection with our issuance of a 18% convertible debenture and warrant to Halifax in June 2001, Halifax has agreed to convert at least $1.0 million, but no more than $2.0 million, principal amount of its 4% debenture within 20 trading days of June 15, 2001. Halifax has also agreed not to convert any additional principal amount of the 5% debenture through the six month anniversary of June 15, 2001 so long as (i) we are not in default under the agreements covering the 18% debenture, the 5% debenture and the warrant; (ii) Halifax is repaid on the 18% debenture on or before August 15, 2001; (iii) we do not opt to repurchase any part of the 18% debenture or the 5% debenture; and
(iv) the price of the common stock is below $3.00 per share (subject to adjustments). The shares issuable upon exercise of the warrant dated June 15, 2001 are being offered for sale on this prospectus.



                              PLAN OF DISTRIBUTION

         Halifax Fund, L.P., their pledges, donees, transferees or other successors in interest may offer their shares of U.S. Plastic Lumber Corp. common stock at various times through dealers or brokers or other agents or directly to one or more purchasers in one or more of the following transactions:

         X        on the Nasdaq Stock Market or other exchange on which the
                  common stock may be listed for trading;
         X        in the over-the-counter market;
         X        through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         X        through purchases by a broker or dealer as principal and
                  resale by such broker or dealer for its account pursuant to this prospectus;
         X        in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         X        through options, swap or derivatives;
         X        in privately negotiated transactions;
         X        in connection with short sales of U.S. Plastic Lumber common stock;
         X        in a combination of any of the above transactions;
         X        in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this Prospectus; or
         X        in any other manner permitted by law.

         Halifax Fund, L.P., their pledges, donees, transferees or other successors in interest may sell their shares:

         X        at market prices prevailing at the time of sale;
         X        at prices related to those prevailing market prices;
         X        at negotiated prices; or
         X        at fixed prices that may be changed.

         Halifax Fund, L.P. may use broker, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from Halifax Fund, L.P., or they may receive commissions from purchasers of common stock for whom they acted as agents. Neither U.S. Plastic Lumber Corp. nor Halifax Fund, L.P. can presently estimate the amount of this compensation. We know of no existing arrangements between Halifax Fund, L.P. and any broker, dealer or other agent relating to the sale or distribution of the common stock. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the common stock may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of that distribution.

         Halifax Fund, L.P. may be deemed to an "underwriter" within the meaning of Section 2(11) of the Securities Act. Halifax Fund, L.P. will be subject to the prospectus delivery requirements of the Securities Act. We have informed Halifax Fund, L.P. that they may be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including, without limitation, Rule 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the common stock by Halifax Fund, L.P. All of this may affect the marketability of the common stock.

         We have agreed to pay all of the expenses incident to this offering other than certain fees and disbursements of counsel for Halifax Fund, L.P. and certain selling expenses.

                                     EXPERTS

         The consolidated financial statements and schedules of U.S. Plastic Lumber Corp. as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audited consolidated financial statements and schedules of U.S. Plastic Lumber Corp. for the year the ended December 31, 1998 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing in giving the report.

         The audited financial statements of Barbella Environmental Technology, Inc. as of and for the year ended December 31, 1998 included in the restated consolidated financial statements of U.S. Plastic Lumber Corp. have been incorporated by reference in this Prospectus in reliance upon the report of Callahan & Co., P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

                  An opinion has been rendered by Rosetto & Associates, LLC, to the effect that the shares of common stock issuable in accordance with the common stock purchase agreement will be legally issued, fully paid and non-assessable. We have a professional services contract with Rosetto & Associates, LLC, a private law firm that performs legal work for us as well as unrelated third parties. Mr. Rosetto, our Vice President, General Counsel and Secretary, is the sole principal of Rosetto & Associates. In 2000, Rosetto & Associates billed us $465,145 for legal services. Rosetto & Associates paid us $190,640 for use of office paper, office equipment and other shared services. Mr. Rosetto did not receive any additional compensation in connection with rendering this opinion other than his salary and benefits as an officer of U.S. Plastic Lumber which include options to purchase 150,000 shares of which 40,000 shares were granted at an exercise price of $3.50 per share, 75,000 shares were granted at an exercise price of $4.00 per share and the remaining 35,000 shares were granted at $7.281 per share.

================================================================================



                                6,493,182 SHARES

                            U.S. PLASTIC LUMBER CORP.






                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------







                    The date of this Prospectus is ___, 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.


         Securities and Exchange Commission Registration Fee.......... $ 1,256*
                                                                       ---------
         Accounting Fees and Expenses.................................   5,000**
                                                                       ---------
         Legal Fees and Expenses......................................  35,000**
                                                                       ---------
         Printing and Engraving Expenses..............................   4,000**
                                                                       ---------
                             Total.................................... $45,256
                                                                       =========

*  Actual
** Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         U.S. Plastic Lumber's articles of incorporation limit liability of its officers and directors to the fullest extent permitted by the Nevada Business Corporation Act.

         Sections 18.7502 and 78.751 of the Nevada Business Corporation Act provides that each corporation:

         (1) may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and

         (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 above, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Any indemnification under Sections 1 and 2, unless ordered by a court or advanced as provided by the Nevada statute and the Company's articles of incorporation, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

         The indemnification and advancement of expenses authorized in or ordered by a court: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to the requirements of the Nevada statute and the Company's articles of incorporation, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

         The Company has obtained insurance to cover its directors and executive officers for liabilities which may be incurred in connection with the offer, sale and registration of the common stock.

ITEM 16. EXHIBITS.

 4.1 5% Convertible Debenture due February 2, 2005 issued to Halifax Fund, L.P. (Incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

 4.2 Common Stock Purchase Warrant issued to Halifax Fund, L.P. dated February 2, 2000. (Incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

 4.3 Common Stock Purchase Warrant issued to Halifax Fund, L.P. dated June 15, 2001. (Incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K dated June 15, 2001 and filed on June 22, 2001.)

 5.1     Opinion of Rosetto & Associates LLP.

23.1     Consent of KPMG LLP

23.2     Consent of Arthur Andersen LLP

23.3     Consent of Callahan & Company P.C.

23.4     Consent of Rosetto & Associates LLP (included in Exhibit 5.1).

24.1     Power of Attorney of certain signatories (included on the Signature
         Page).

99.1 Convertible Debenture Purchase Agreement dated February 2, 2000 between U.S. Plastic Lumber and Halifax Fund, L.P. (Incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

99.2 Registration Rights Agreement dated February 2, 2000 between U.S. Plastic Lumber and Halifax Fund, L.P. (Incorporated by reference to
         Exhibit 99.2 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

99.3 Registration Rights Agreement dated June 15, 2001 between U.S. Plastic Lumber and Halifax Fund, L.P. (Incorporated by reference from Exhibit
         10.2 of the Current Report on Form 8-K dated June 15, 2001 and filed on June 22, 2001.)

ITEM 17. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, state of Florida on July 3, 2001.


                                       U.S. PLASTIC LUMBER CORP.



Date: July 3, 2001                     By: /s/ Mark S. Alsentzer
      ----------------------               -------------------------------------
                                       Mark S. Alsentzer, Chairman, CHIEF
                                       EXECUTIVE OFFICER AND PRESIDENT

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark S. Alsentzer, his true and lawful attorney-in-fact and agents, with full power of substitution, for him and in this name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on July 3, 2001 in the capacities indicated.


Name                                         Title
----                                         ------

/s/ Mark S. Alsentzer                        Chairman, Chief Executive Officer and          July 3, 2001
-------------------------------------        President (Principal Executive Officer)        --------------
Mark S. Alsentzer                                                                           Date



/s/ John W. Poling                           Chief Financial Officer                        July 3, 2001
------------------------------------         (Principal Financial Officer)                  --------------
John W. Poling                                                                              Date



/s/ Michael D. Schmidt                       Vice President - Finance (Principal            July 3, 2001
------------------------------------         Accounting Officer)                            --------------
Michael D. Schmidt                                                                          Date



/s/ August C. Schultes, III                  Director                                       July 3, 2001
--------------------------------------------                                                --------------
August C. Schultes III                                                                      Date



/s/ Gary J. Ziegler                          Director                                       July 3, 2001
-------------------------------------                                                       --------------
Gary J. Ziegler                                                                             Date



/s/ Roger N. Zitrin                          Director                                       July 3, 2001
------------------------------------                                                        --------------
Roger N. Zitrin                                                                             Date



/s/ Kenneth Leung                            Director                                       July 3, 2001
---------------------------                                                                 --------------
Kenneth Leung                                                                               Date


                                  EXHIBIT INDEX

 4.1 5% Convertible Debenture due February 2, 2005 issued to Halifax Fund, L.P. (Incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

 4.2 Common Stock Purchase Warrant issued to Halifax Fund, L.P. dated February 2, 2000. (Incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

 4.3 Common Stock Purchase Warrant issued to Halifax Fund, L.P. dated June 15, 2001. (Incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K dated June 15, 2001 and filed on June 22, 2001.)

 5.1     Opinion of Rosetto & Associates LLP.

23.1     Consent of KPMG LLP

23.2     Consent of Arthur Andersen LLP

23.3     Consent of Callahan & Company P.C.

23.4     Consent of Rosetto & Associates LLP (included in Exhibit 5.1).

24.2     Power of Attorney of certain signatories (included on the Signature
         Page).

99.1 Convertible Debenture Purchase Agreement dated February 2, 2000 between U.S. Plastic Lumber and Halifax Fund, L.P. (Incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

99.2 Registration Rights Agreement dated February 2, 2000 between U.S. Plastic Lumber and Halifax Fund, L.P. (Incorporated by reference to
         Exhibit 99.2 of the Registration Statement on Form S-3 filed on March 8, 2000 (File No. 333-32148))

99.3 Registration Rights Agreement dated June 15, 2001 between U.S. Plastic Lumber and Halifax Fund, L.P. (Incorporated by reference from Exhibit
         10.2 of the Current Report on Form 8-K dated June 15, 2001 and filed on June 22, 2001.)